EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Fourth Quarter and YE 2010 Results

•	Cheniere Provides Progress Update on Liquefaction Project

•	2011 Annualized Distributions Expected to be $1.70 Per Unit

Houston, Texas - March 3, 2011 - For the quarter and year ended December 31, 2010, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $2.6 million and net income of $107.6 million, or $(0.02) and $0.65 per common unit, respectively, compared with net income of $61.9 million and $186.9 million, or $0.37 and $1.13 per common unit, respectively, for the same periods in 2009. For the quarter and year ended December 31, 2010, affiliate revenues decreased $60.7 million and $122.0 million, respectively, primarily as a result of the assignment of the terminal use agreement (“TUA”) from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass”), our wholly owned subsidiary. The assignment is not expected to have an impact on distributable cash flows available for common unitholders.
Overview of Significant 2010 Events

•
In June 2010, through our wholly owned subsidiary, Sabine Pass Liquefaction, LLC, (“Sabine Liquefaction”), we initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.

•
In June 2010, Cheniere Marketing assigned its TUA with Sabine Pass to Investments, effective July 1, 2010, and concurrently entered into a Variable Capacity Rights Agreement (“VCRA”) with Investments under which Cheniere Marketing was contracted by Investments to monetize the regasification capacity at the Sabine Pass LNG terminal on its behalf.

2010 Results

Cheniere Partners reported income from operations of $40.7 million and $280.8 million for the quarter and year ended December 31, 2010, respectively, compared to income from operations of $103.9 million and $327.9 million, respectively, for the comparable 2009 periods.
Revenues for the quarter and year ended December 31, 2010, were $72.1 million and $399.3 million, respectively, compared to revenues of $130.0 million and $416.8 million, respectively, for the comparable 2009 periods. Revenues primarily include capacity payments received from customers in accordance with their TUAs. Revenues from third-parties increased $104.5 million for the year ended December 31, 2010 when compared to the year ended December 31, 2009. This increase was the result of payments under the TUAs commencing in April 2009 and July 2009 for Total Gas and Power North America, Inc. (“Total”) and Chevron U.S.A., Inc., (“Chevron”), respectively. For the quarter and year ended December 31, 2010, revenues from affiliates decreased by $60.7 million and $122.0 million, respectively, when compared to the comparable 2009 periods due to the assignment of Cheniere Marketing's TUA to Investments.
Total operating costs and expenses for the quarter and year ended December 31, 2010, were $31.4 million and $118.5 million, respectively, compared to $26.1 million and $88.9 million, respectively, for the comparable 2009 periods. Development expense (including affiliate) increased $4.8 million and $10.6 million for the quarter and year ended December 31, 2010, respectively, compared to the comparable 2009 periods, primarily due to expenses related to the proposed liquefaction project. Operating and maintenance expenses (including affiliate) increased $0.2 million and $6.6 million for the quarter and year ended December 31, 2010, respectively, compared to the comparable 2009 periods. Depreciation expenses increased $0.6 million and $9.6 million for the quarter and year ended December 31, 2010, respectively, compared to the comparable 2009 periods. General and administrative expenses (including affiliate) decreased $0.4 million during the quarter compared to the same period in 2009, while expenses increased $2.9 million for the year ended December 31, 2010 when compared to the same period in 2009. The increase in expenses during the year ended December 31, 2010, resulted from the achievement of full operability of the Sabine Pass LNG terminal in the third quarter of 2009.
Interest expense, net for the quarter and year ended December 31, 2010, was $43.4 million and $174.0 million, respectively, compared to $42.8 million and $147.2 million, respectively, for the comparable 2009 periods. The increase in the 2010 periods resulted from achieving full operability of the Sabine Pass LNG terminal in the third quarter of 2009 and thereby ending the capitalization of interest payments.
Derivative gains decreased $0.8 million and $4.8 million in the quarter and year ended December 31, 2010, respectively, compared to the same periods in 2009 due to changes in natural gas commodity prices associated with hedges on LNG inventory and the subsequent settlement of these respective hedges.

Strategic Outlook
Our strategic focus is to operate the Sabine Pass LNG terminal, continue to generate stable cash flows sufficient to pay our initial quarterly distributions to unitholders and, over time, to increase our cash available for distributions to all unitholders. We intend to achieve our strategy by successfully managing the operation of the terminal, monetizing the 2.0 Bcf/d of regasification capacity held by Investments and expanding our existing asset base through acquisitions or our own development of complementary assets or businesses.
Our strategy to monetize the 2.0 Bcf/d of TUA capacity at the Sabine Pass LNG terminal includes:

•	entering into long-term commercial agreements for regasification or bi-directional service;

•	expanding operations to include bi-directional service capabilities;

•	developing a portfolio of long-term, short-term and spot LNG purchase and sale agreements; and

•	entering into business relationships for the marketing of natural gas that is processed at the Sabine Pass LNG terminal.
Liquefaction Project Update
In June 2010, we initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 million tonnes per annum (“mtpa”). We intend for Sabine Liquefaction to enter into long-term, fixed-fee contracts for at least 3.5 mtpa of processing capacity per train, before reaching a final investment decision regarding the development of each train.

Recent developments of the liquefaction project include:

•
In August 2010, Sabine Liquefaction received approval from the Federal Energy Regulatory Commission (“FERC”) to begin the pre-filing process required to seek authorization to commence construction of the liquefaction project. In January 2011, the pre-filing period was completed and Sabine Liquefaction submitted an application to the FERC requesting authorization to site, construct and operate liquefaction facilities at the Sabine Pass LNG terminal. We estimate the FERC process to be complete by early 2012.

•	In September 2010, the Department of Energy (“DOE”) granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export up to 16 mtpa of domestically produced LNG from the

Sabine Pass LNG terminal to Free Trade Agreement (“FTA”) countries for a 30-year period beginning on the earlier of the date of first export or September 7, 2020. Sabine Liquefaction filed a second application requesting expansion of the order to export to include countries with which the U.S. does not have an FTA. The public comment period for this authorization ended December 13, 2010 and the order is pending.

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We have engaged Bechtel to complete front-end engineering and design work and to negotiate a lump-sum turnkey contract for the project. We currently estimate that construction costs will be consistent with other recent liquefaction expansion projects constructed by Bechtel, or approximately $400 per ton, before financing costs. We have additional work to complete with Bechtel to be able to make an estimate specific to our project.

•	We have engaged SG Americas Securities, LLC (“Societe Generale”) for general financial strategy and planning in connection with the development and financing of the project.

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To date, Sabine Liquefaction has signed eight non-binding MOUs with potential customers for up to approximately 9.8 mtpa of bi-directional processing capacity. Sabine Liquefaction has initiated negotiations to convert these non-binding MOUs into definitive agreements.

We will contemplate making a final investment decision to commence construction upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing. Based on our estimates, we expect construction to commence in 2012 and operations to commence in 2015.

Distributions
For the quarters ended on and after June 30, 2010, Cheniere Partners paid the initial quarterly distribution (“IQD”) of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders.
Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs while cash available for distributions to the subordinated unitholders was supported by payments made by Cheniere Marketing for its capacity under its TUA. As a result of the assignment of Cheniere Marketing's TUA to Investments, Cheniere Partners did not receive external payments to support the subordinated unit distributions for the last three quarters in 2010. In connection with the assignment of Cheniere Marketing's TUA, Investments engaged Cheniere Marketing to continue to commercialize the capacity at the terminal under the VCRA whereby Cheniere Marketing will pay Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG terminal.
The subordinated units will receive distributions only to the extent we have available cash above the minimum quarterly distributions required for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under the VCRA. The ending of the subordination period and conversion of the subordinated units into common units will depend upon future business development and is no longer expected to occur as early as previously estimated.

2011 Distributions
Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2011 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal business and liquefaction project. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2010 (2)	2009 (2)	2010 (2)	2009 (2)
Revenues
Revenues	$69,551	$66,751	$268,328	$163,862
Revenues - affiliate	2,572	63,262	130,954	252,928
Total revenues	72,123	130,013	399,282	416,790

Operating costs and expenses
Development expense	4,114	—	8,738	—
Development expense - affiliate	724	—	1,824	—
Operating and maintenance expense	6,960	6,238	27,068	20,683
Operating and maintenance expense - affiliate	2,924	3,440	12,090	11,833
Depreciation, depletion and amortization	10,638	10,031	42,300	32,742
General and administrative expense	1,146	1,427	6,190	3,722
General and administrative expense-affiliate	4,908	5,002	20,275	19,890
Total operating costs and expenses	31,414	26,138	118,485	88,870

Income from operations	40,709	103,875	280,797	327,920
Interest expense, net (4)	(43,441)	(42,831)	(174,016)	(147,214)
Interest income	82	46	326	930
Derivative gain (loss), net	—	795	461	5,277
Other	—	(13)	—	(1)
Net income	$(2,650)	$61,872	$107,568	$186,912

Allocation of net income:
Limited partners' interest	(2,597)	60,635	105,417	183,174
General partner's interest	(53)	1,237	2,151	3,738
Net income to partners	$(2,650)	$61,872	$107,568	$186,912

Basic and diluted net income per limited partner unit	$(0.02)	$0.37	$0.65	$1.13

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	December 31, 2010 (3)	December 31, 2009 (3)
Cash and cash equivalents	$53,349	$117,542
Restricted cash and cash equivalents	13,732	13,732
Advances to affiliate - LNG inventory	—	1,319
LNG Inventory	1,212	1,521
Other current assets (4)	10,360	18,817
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,550,465	1,588,557
Debt issuance costs, net	22,004	26,953
Advances under long-term contracts	—	1,021
Other assets	9,976	7,617
Total assets	$1,743,492	$1,859,473

Current liabilities (4)	$52,134	$115,584
Long-term debt, net of discount	2,187,724	2,110,101
Long-term debt - related party, net of discount	—	72,928
Deferred revenue, including affiliate	39,313	40,860
Other liabilities (4)	329	327
Total partners' deficit	(536,008)	(480,327)
Total liabilities and partners' deficit	$1,743,492	$1,859,473

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months and year ended December 31, 2010 and 2009.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259